Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	FINN Partners
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@finnpartners.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE EXPANDS TENNESSEE HOME CARE PRESENCE

WITH AGREEMENT TO ACQUIRE TENNESSEE QUALITY CARE OPERATIONS

Company Adds Significant Clinical Market Presence in Tennessee

with Annualized Revenues of Approximately $40 Million

Frisco, Texas (June 29, 2023) – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home care services, today announced a definitive agreement to acquire the entities comprising Tennessee Quality Care, a provider of home health, hospice, and private duty nursing services. Tennessee Quality Care serves an average daily census of approximately 1,800 patients through 17 locations covering a service area of over 50 counties in Tennessee. Addus expects to close the transaction in the third quarter of 2023, following completion of customary closing conditions. Addus will fund the acquisition through a combination of cash on hand and the Company’s revolving credit facility.

Commenting on the announcement, Dirk Allison, Chairman and Chief Executive Officer of Addus stated, “We are pleased to expand our market presence in Tennessee with the addition of the Tennessee Quality Care operations. This acquisition fits squarely into our growth strategy to leverage our strong personal care presence and add clinical services in key markets. The acquired operations are approximately 70 percent home health, including private duty nursing, and 30 percent hospice care, expanding our market coverage to all three levels of care in the state. Tennessee is a Certificate of Need state for both home health and hospice care, making entry into the market more difficult, particularly at scale. We are excited to add approximately $40 million in annualized revenues in the state with this acquisition and look forward to further growth and opportunities from our ability to provide all three levels of care.

“We believe this acquisition will be an ideal addition for Addus with an established market presence and reputation for quality, compassionate care. We have a shared commitment to provide safe and cost-effective home care services, and we look forward to the opportunity to offer patient-centric personal care, home health and hospice services to more patients and families in Tennessee,” added Allison.

Michael Bailey, Chief Executive Officer of American Health Partners, the owner of Tennessee Quality Care, added, “As part of the American Health Partners family, Tennessee Quality Care has played an important role in our continuum of care with the primary goal being to provide the highest quality care and services to our patients. We are pleased with the opportunity to have Tennessee Quality Care join Addus and continue to expand its important work providing quality home health services and premium end-of-life care in the home setting. This combination will benefit everyone associated with Tennessee Quality Care, especially the patients, families, and employees. Addus has an excellent reputation in our market area, and we look forward to Tennessee Quality Care joining the Addus family while also continuing the relationship with American Health Partners.

Allison added, “Acquisitions are an important part of our growth strategy, and we will continue to identify and pursue strategic acquisitions that fit our mission. Addus has a solid record of driving value from our acquired operations with a proven operating model. We are fortunate to have a strong capital structure that supports our acquisition strategy, and we look forward to the additional opportunities ahead for Addus.”

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Addus HomeCare Expands Tennessee Home Care Presence

with Agreement to Acquire Tennessee Quality Care Operations

June 29, 2023

Raymond James served as financial advisor to Addus in this transaction.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 47,500 consumers through 203 locations across 22 states. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, any security breaches, cyber-attacks, loss of data or cybersecurity threats or incidents, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2023, which is available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

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